Exhibit 99.1

AeroGrow Reports 3rd Quarter Results

●	3rd Quarter Net Revenue $12.9M; Nine Month Revenue $25.3M
●	3rd Quarter Operating Loss of $535K
●	3rd Quarter Gross Margin 31%; Nine Month Gross Margin up 180 Basis Points to 34.7%
●	Mixed Holiday Sell-thru Results

Boulder, CO - (February 11, 2019) - AeroGrow International, Inc. (OTCQB: AERO) (“AeroGrow" or “the Company"), the manufacturer and distributor of AeroGardens - the world’s leading family of In-Home Garden Systems™ – announced results for its third quarter ended December 31, 2018.

For the quarter ended December 31, 2018 the Company recorded net revenue of $12.9 million, a decline from $17.4 million in the same period in the prior year.  Loss from Operations was $535K, vs. income of $406K in the prior year period.  For the nine months ended December 31, 2018, net revenue stands at $25.3 million vs. $25.6 million for the same period last year. The Company posted a loss from Operations for the nine month period of $517K, vs. a loss of $452K the prior year.

“Our 3rd Quarter sales results proved to be disappointing overall, with gains in our on-line business being more than offset by weak in-store sales – particularly during the 4 week period from right after Cyber Monday through Christmas,” said AeroGrow President & CEO J. Michael Wolfe. “These results were further complicated by timing issues associated with sell-in and drop ship support for our retail customers.

“We implemented a number of tactical changes in our December quarter. I think some of these changes were effective, but some proved problematic. However, a careful look at our fundamental metrics (including gross margin improvement for the nine month period and overall seed kit sales) continues to suggest a strong underlying business with good customer engagement that is capable of driving continued top-line growth.

“Since early January, our sales have picked right back up to pre-December levels of positive year-over-year comps. This suggests to me that the challenges we faced were associated narrowly with the holiday-selling season – which is the exact time that we were counting on an array of new marketing and media programs to create broad awareness of our product and to drive in-store retail traffic. This strategy of using general media to drive in-store retail traffic has been effective for us in the past, but our new approach clearly fell short this year.

“I’ll briefly address the major initiatives that we implemented during the December quarter and provide a comment on each, starting with an update to the AeroGarden Harvest, our flagship product. We feel as though the new Harvest is our best-designed, best-looking and most reliable AeroGarden ever – and consumer acceptance has been quite positive. It’s also noteworthy that we began implementing a change to our seed kit manufacturing process during the quarter that will provide even higher rates of germination, which is a key element in our ability to ensure strong customer engagement. Based on our history of success with new products, we have several new and highly innovative products in our development pipeline for launch later in 2019.

“Our distribution strategy was largely unchanged this year vs. the last several years. The cornerstone of our strategy continues to be driving on-line sales through our retail partners (led by Amazon), and our direct-to-consumer website. Overall, this portion of our business continued to show steady growth. We also partnered once again with several top-tier retailers to sell in their stores nationwide. Our in-store sell-thru results were mixed – ranging from significant growth on one end to a decline vs. last year on the other. Overall, we have to acknowledge that our in-store sell-thru did not meet our past performance nor our expectations.

“The most significant change we made this year was to our broad marketing and media strategy. We implemented numerous changes to our media mix, messaging and flighting tactics, which in combination proved less effective in driving our in-store sales. We have undertaken a full review of these tactics and I am confident that we will learn from our mistakes and get them corrected as we move forward.

“I mentioned earlier that timing of orders and drop shipping on behalf of our customers also affected our Q3 revenue. This year, we shipped some orders for our retail customers on a different cadence than we have in the past (with some shipping in Q2 and others now planned for Q4, rather than shipping in Q3). Some of our customers also relied less heavily on drop shipping in November and December and instead filled their .com orders using products that we had shipped them in Q2.

“I also want to point out that we are always careful to take reserves for any potential returns at the time we ship our products, based on historical averages. However, given our disappointing in-store December sell-thru, we have taken additional reserves in the 3rd quarter to guard against any potential returns we may have coming from our in-store retail partners. As a result, our gross margin dipped slightly in the 3rd quarter due to the frictional costs associated with these potential returns and the resulting lower level of net sales. I am pleased that our nine month gross margin improved by 180 basis points, and we will continue to make this improvement a focus of our efforts.

“We’ve had a remarkable five year period here at AeroGrow, with compound annual growth of over 35% leading into this year – and strong performance during the first half of Fiscal 2019. Obviously, we fell short this past quarter, but it appears to me that we had a “4 week holiday season problem” largely caused by changes in our marketing and media strategies, and not a broader category issue resulting from reduced overall consumer interest. That said, the holiday selling problems we encountered are not to be taken lightly, and we are working hard to address our shortcomings and get on with the business of building a highly successful company inside a vibrant in-home gardening category. I look forward to updating you with our ongoing progress.”

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company’s products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

AEROGROW INTERNATIONAL, INC.

CONDENSED BALANCE SHEETS

	December 31, 2018	March 31, 2018
(in thousands, except share and per share data)	(Unaudited)	(Derived from Audited Statements)
ASSETS
Current assets
Cash	$3,163	$7,482
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $79 and $39 at December 31, 2018 and March 31, 2018, respectively	8,516	4,296
Other receivables	178	281
Inventory, net	10,273	5,047
Prepaid expenses and other	1,196	493
Total current assets	23,341	17,614
Property and equipment and intangible assets, net of accumulated depreciation of $4,694 and $4,386 at December 31, 2018 and March 31, 2018, respectively	1,049	514
Other assets
Deposits	39	39
Total assets	$24,429	$18,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,174	$1,227
Accounts payable related party	744	1,521
Accrued expenses	1,703	2,231
Customer deposits	317	163
Notes payable related party	6,155	-
Debt associated with sale of intellectual property	56	80
Total current liabilities	12,149	5,222
Long term liabilities
Capital lease liability	6	12
Other liability	226	190
Total liabilities	12,381	5,424
Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value, 750,000,000 shares authorized, 34,328,036 shares issued and outstanding at December 31, 2018 and March 31, 2018, respectively	34	34
Additional paid-in capital	140,817	140,817
Accumulated deficit	(128,803)	(128,108)
Total stockholders’ equity	12,048	12,743
Total liabilities and stockholders’ equity	$24,429	$18,167

AEROGROW INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017
Net revenue	$12,941	$17,351	$25,261	$25,554
Cost of revenue	8,930	11,429	16,487	17,148
Gross profit	4,011	5,922	8,774	8,406

Operating expenses
Research and development	76	186	366	419
Sales and marketing	3,898	4,617	6,770	6,461
General and administrative	572	713	2,155	1,978
Total operating expenses	4,546	5,516	9,291	8,858

(Loss) profit from operations	(535)	406	(517)	(452)

Other income (expense), net
Interest expense – related party	(156)	(19)	(185)	(20)
Other (expense) income, net	(16)	4	7	52
Total other (expense) income, net	(172)	(15)	(178)	32

Net (loss) income	$(707)	$391	$(695)	$(420)
Change in fair value of stock and dividend to be distributed for Scotts Miracle-Gro transactions	-	-	-	534
Net (loss) income attributable to common shareholders	$(707)	$391	$(695)	$114

Net (loss) income per share, basic and diluted	$(0.02)	$0.01	$(0.02)	$0.00

Weighted average number of common shares outstanding, basic and diluted	34,328	34,328	34,328	33,951

About AeroGrow International, Inc.

Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer’s market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

Investor Relations:

Grey Gibbs

Senior Vice President of Finance and Accounting

grey@aerogrow.com

303-444-7755